Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS FIRST QUARTER NET INCOME OF $259 MILLION,

OPERATING INCOME OF $268 MILLION AND

NET AFTER-TAX CATASTROPHE LOSSES OF $443 MILLION;

BOOK VALUE AND TANGIBLE BOOK VALUE UP 2%

ZURICH, May 4, 2011 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended March 31, 2011, of $0.76 per share, compared with $2.22 per share for the same quarter last year.(1) Income excluding net realized gains (losses) was $0.79 per share, compared with $1.70 per share for the same quarter last year.(2) Net after-tax catastrophe losses for the first quarter of 2011 were $443 million, including reinstatement premiums, or $1.30 per share, compared with $149 million, or $0.44 per share, for the first quarter of 2010. Book value increased $402 million, or 2%, during the quarter. Book value per share of $69.33 and tangible book value per share of $55.31 were up 1% from December 31, 2010. Annualized operating return on average equity for the quarter was 4.9%.(3) The property and casualty (P&C) combined ratio for the quarter was 105.0%.

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2011	2010	Change	2011	2010	Change
Net income	$259	$755	(66)%	$0.76	$2.22	(66)%
Net realized gains (losses), net of tax	(9)	176	NM	(0.03)	0.52	NM

Income excluding net realized gains (losses), net of tax (2)	268	579	(54)%	0.79	1.70	(54)%
Catastrophe losses, net of tax	443	149	NM	1.30	0.44	NM
Prior period development (PPD) (favorable), net of tax (4)	(74)	(108)	NM	(0.22)	(0.32)	NM

Income excluding net realized gains (losses), catastrophe losses and PPD, net of tax (2)	$637	$620	3%	$1.87	$1.82	3%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had a very good quarter that was overshadowed by significant catastrophe losses. We produced $268 million in operating income and grew book value 2%. Our ROE and combined ratio were 4.9% and 105%, respectively. Excluding the catastrophe loss impact, our book value growth, ROE and current accident year combined ratio were 4%, 13%, and 91.8%, respectively. I believe this speaks to the health of our business, the strength of our risk management and the benefit of our broadly diversified business.

“Our revenue growth was better than we originally anticipated when we planned the year and the renewal persistency of our business was excellent. We also benefited in the quarter from positive client payroll and sales growth due to improved economic conditions. Finally, rates for our renewal business declined at the slowest pace we have experienced in a number of quarters.

“We are more confident today about our prospects for full-year premium growth than we were last quarter and now believe growth will be between upper single-digit and low double-digit. Not included in our projections, if markets firm in any individual geography or class as a result of the catastrophes and reach a point where we find the risk-reward attractive, we are well positioned to take advantage.”

Operating highlights for the quarter ended March 31, 2011, were as follows: (1)

•

P&C net premiums written decreased 5% and net premiums earned were flat. Excluding the impact of one-time transactions from prior year and reinsurance reinstatement premiums paid in this quarter, P&C net premiums written were flat.

•

Total pre-tax catastrophe losses including reinstatement premiums were $489 million, (approximately $247 million related to the Japan earthquake) compared with $173 million in the first quarter of 2010. The catastrophe losses represent 16.5 percentage points of the combined ratio.

•

The P&C combined ratio was 105.0% compared with 92.8% last year; excluding the impact of catastrophe losses and prior period development, the current accident year P&C combined ratio was 91.8% compared with 90.2%.

•

P&C underwriting loss was $145 million compared with income of $209 million in 2010; excluding the impact of catastrophe losses and prior period development, P&C underwriting income was $251 million compared with $286 million.

•	The expense ratio was 31.6% compared with 30.9% last year. Excluding the impact of reinsurance reinstatement premiums, the expense ratio was 30.8% compared with 30.6%.
•

Favorable prior period development pre-tax was $93 million compared with $96 million in 2010. The first quarter 2010 prior period development is net of $45 million in annual crop insurance profit-sharing commission that is included in the expense ratio.

•	Operating cash flow was $1 billion for the quarter.
•	Net loss reserves increased $574 million.
•	Net investment income increased 8% to $544 million due primarily to the investment of cash flow and benefiting from approximately $10 million in private equity distributions.
•	Annualized operating return on average equity was 4.9% for the quarter.(3) Excluding the impact of catastrophe losses, the annualized operating return on average equity was 12.9% for the quarter.
•	Book value per share(5) increased 1.1% from $68.59 at December 31, 2010, to $69.33.
•	Tangible book value per share(5) increased 1.2% from $54.66 at December 31, 2010, to $55.31.
•	Net realized and unrealized losses after tax from our investment portfolio totaled approximately $18 million.

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Details of the financial results for the company’s business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended March 31, 2011, include:

•

Insurance-North American: Net premiums written decreased 8%. Excluding the impact of one-time transactions from prior year, net premiums written decreased 1%. The combined ratio was 95.0% compared with 90.7%. The combined ratio, excluding catastrophe losses and prior period development was 91.2% compared with 89.9%. The first quarter 2010 combined ratio includes a number of one-time transactions that increased the combined ratio by 0.8 percentage points.

•

Insurance-Overseas General: Net premiums written increased 1%. Excluding the impact of reinsurance reinstatement premiums, net premiums written increased 4%. The combined ratio increased to 107.2% compared with 95.0%. The combined ratio, excluding catastrophe losses and prior period development, was 92.1% compared with 91.1%.

•

Global Reinsurance: Net premiums written decreased 15%. The combined ratio was 129.7% compared with 78.8%. The combined ratio, excluding catastrophe losses and prior period development, was 76.8% compared with 72.8%.

•	Life: Life revenues increased 5%. Operating income was $75 million compared with $72 million.

In light of the level of first quarter catastrophe losses, the company is adjusting guidance for the year. Operating income is now expected to range between $5.40 and $5.70 per share for the full year. This includes $443 million in catastrophe losses for the first quarter, plus $250 million in catastrophe losses for the balance of the year. The guidance also includes $74 million of after-tax positive prior period development reflected in the first quarter as well as an adjustment for the estimated increase to the investment income run rate.

Please refer to the ACE Limited Financial Supplement, dated March 31, 2011, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will host its first quarter earnings conference call and webcast on Thursday, May 5, 2011, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 888-318-7470 (within the United States) or 719-325-2392 (international); passcode 7918119. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 7918119.

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acegroup.com

(1) All comparisons are with the same period last year unless specifically stated.

(2) Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

Income excluding net realized gains (losses), catastrophe losses and prior period development, net of tax is a non-GAAP measure. We present income excluding net realized gains (losses), catastrophe losses and prior period development, net of tax in order that users of our financial information can view and assess the specific impact of catastrophe losses and prior period development on the relevant periods and because of the variance in those amounts in the comparable periods. We believe this separate presentation is meaningful and useful for users of our financial information.

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Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. See reconciliation of Non-GAAP Financial Measures on page 24 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3) Calculated using income excluding net realized gains (losses) divided by average shareholders' equity for the period excluding unrealized gains (losses) on investments and the deferred tax component included in shareholders' equity. To annualize a quarterly rate, multiply by four.

(4) For Q1 2010, prior period development is net of $31 million, after-tax, for the annual crop insurance profit-sharing commission that is included in the expense ratio.

(5) Book value per common share is shareholders’ equity divided by the shares outstanding. Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, products and product mix, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2011	December 31 2010
Assets
Investments	$52,739	$51,407
Cash	1,115	772
Insurance and reinsurance balances receivable	4,102	4,233
Reinsurance recoverable on losses and loss expenses	13,749	12,871
Other assets	14,515	14,072

Total assets	$86,220	$83,355

Liabilities
Unpaid losses and loss expenses	$38,843	$37,391
Unearned premiums	6,533	6,330
Other liabilities	17,468	16,660

Total liabilities	62,844	60,381

Shareholders’ equity
Total shareholders’ equity	23,376	22,974

Total liabilities and shareholders’ equity	$86,220	$83,355

Book value per common share (5)	$69.33	$68.59

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2011	2010
Gross premiums written	$4,644	$4,790
Net premiums written	3,446	3,571
Net premiums earned	3,309	3,277

Losses and loss expenses	2,263	1,921
Policy benefits	91	87
Policy acquisition costs	555	554
Administrative expenses	494	460

Underwriting income (2)	(94)	255

Net investment income	544	504
Net realized gains (losses)	(45)	168
Interest expense	63	52
Other income (expense)	14	4
Income tax expense	97	124

Net income available to holders of common shares	$259	$755

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$0.79	$1.70
Net income	$0.76	$2.22

Weighted average diluted shares outstanding	339.7	339.9

Loss and loss expense ratio	73.4%	61.9%
Policy acquisition cost ratio	16.9%	17.0%
Administrative expense ratio	14.7%	13.9%

Combined ratio	105.0%	92.8%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2011	2010

Gross Premiums Written

Insurance - North American	$1,958	$2,130
Insurance - Overseas General	1,940	1,871
Global Reinsurance	330	399
Life	416	390

Total	$4,644	$4,790

Net Premiums Written

Insurance - North American	$1,285	$1,395
Insurance - Overseas General	1,437	1,420
Global Reinsurance	315	371
Life	409	385

Total	$3,446	$3,571

Net Premiums Earned

Insurance - North American	$1,346	$1,370
Insurance - Overseas General	1,304	1,251
Global Reinsurance	260	276
Life	399	380

Total	$3,309	$3,277

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$263	$309
Insurance - Overseas General	11	156
Global Reinsurance	(13)	118
Life	75	72
Corporate	(68)	(76)

Total	$268	$579

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